Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated                      , 2005 related to Syniverse Holdings, Inc. in this Amendment No. 2 to Registration Statement (Form S-1) No. 333-120444 and related Prospectus of Syniverse Holdings, Inc. for the registration of $445,761,910 of its common stock.

Tampa, Florida

                     , 2005

The accompanying consolidated financial statements of Syniverse Holdings, Inc. give effect to the completion of the contribution of the voting stock of Syniverse Networks, Inc. to Syniverse Holdings, Inc., and the reverse stock split of the Company’s common stock, both of which will take place prior to the effectiveness of the Company’s planned initial public offering. In accordance with SFAS No. 141, the contribution will be accounted for as a combination of entities under common control. Thus, the accounts of the Company and those attributable to the common stock of Syniverse Networks, Inc. were combined based upon their respective historical bases of accounting. The consolidated financial statements reflect the results of the Company and the common stock of Syniverse Networks, Inc. as if the contribution had occurred as of February 14, 2002, the date common control began. In addition, all shares of common stock and per share amounts have been retroactively restated to reflect the effect of the reverse stock split. The following consent is in the form expected to be furnished by Ernst & Young LLP upon completion of both the contribution and the reverse stock split described in Note 25 to the December 31, 2003 consolidated financial statements and Note 23 to the September 30, 2004 consolidated financial statements, the completion of our audits and, assuming that up until the date of such completion and issuance of the financial statements, no other material events have occurred that would affect the accompanying consolidated financial statements or disclosures therein.

/S/    ERNST & YOUNG LLP

Tampa, Florida

January 11, 2005